Exhibit 99.1

Collegiate Funding Services, Inc. Reports
2004 Third Quarter and Nine Month Results

Earnings Increase Driven by Rising Net Interest Income and Fee Income;
Loan Originations Reach $1.2 Billion for 2004 Third Quarter

October 28, 2004, FREDERICKSBURG, VA – Collegiate Funding Services, Inc. (Nasdaq: CFSI), a national, vertically integrated provider and servicer of federal and private education loans, today reported the Company’s net income was $7.6 million, or $0.25 per diluted share for the third quarter ended September 30, 2004, after giving effect to one-time pre-tax costs of $2.5 million, or $0.05 per share after-tax on a diluted basis. This compared with a net loss of $0.4 million, or $0.02 per diluted share, for the third quarter of 2003. The one-time costs in the recent period included expenses related to the completion of the initial public offering and a non-cash charge related to the termination of the Company’s former headquarters lease.

For the first nine months of 2004, Collegiate Funding reported net income of $10.9 million, or $0.43 per diluted share, versus a net loss of $8.7 million, or $0.61 per diluted share, for the same period of 2003.

Loan originations totaled $1.2 billion and $2.9 billion for the third quarter and nine months ended September 30, 2004, increasing 7% and 10%, respectively, from the year-earlier periods. The Company’s portfolio of federally guaranteed loans totaled $4.1 billion at September 30, 2004, more than twice the $2.0 billion level of a year earlier. The total amount of student loans serviced was $10.3 billion at the end of the 2004 third quarter, up 30% from $7.9 billion at September 30, 2003.

The growth in earnings for the 2004 third quarter largely reflected a 102% rise in net revenue, to $59.1 million in the recent quarter from $29.3 million in the comparable quarter of 2003. For the nine months ended September 30, 2004, net revenue was $131.8 million, up 71% from $77.1 million in the year-ago period.

“The Company had a solid quarter in terms of growth in loan volume, revenue and earnings,” noted J. Barry Morrow, president and chief executive officer of Collegiate Funding Services, Inc. “This reflects our successful strategies of diversifying our sources of revenue, retaining a larger percentage of our loan originations, pursuing the private education loan market, and building a quality servicing platform.”

Noteworthy developments during the 2004 third quarter included the following:

•	The volume of private loans originated by Collegiate Funding Services increased dramatically, rising 117% to $198.3 million in the recent quarter, from $91.6 million a year ago.

•	The Company formed relationships with more than 70 additional colleges and universities, and also entered into agreements with 7 alumni associations and other affinity partners to offer educational finance products to their members.

•	Collegiate Funding Services relocated its headquarters and operations center to a facility with greater capacity to support the Company’s growth.

Third Quarter Financial Highlights
 As noted above, net revenue was $59.1 million in the 2004 third quarter, up 102% from $29.3 million in the same period of 2003. This improvement reflected increases in net interest income and fee income. Net interest income rose 170%, to $15.8 million for the recent quarter from $5.8 million in the same period of 2003, due to the growth in the average balance of loans in the Company’s loan portfolio, higher net interest margins due to a decrease in corporate debt, and a lower provision for loan losses. Fee income was $43.3 million for the 2004 third quarter, 85% higher than the $23.5 million reported in the same period last year, largely due to greater volume of loan sales to third parties at higher rates.

Total expenses were $45.5 million in the third quarter of 2004, compared with $27.9 million for the same quarter last year. This rise in expenses was primarily the result of higher marketing and mailing costs, increased salaries and benefits including one-time costs related to the completion of the initial public offering, and a one-time charge related to the termination of the Company’s former headquarters lease, as noted earlier. The net effect of derivative instruments was an expense of $0.9 million in the 2004 third quarter (including a $0.2 million non-cash mark-to-market expense), versus a net expense of $0.1 million in the year-ago period (including $1.0 million non-cash mark-to-market income).

Conference Call Information
 Collegiate Funding Services will conduct a conference call and webcast at 10:30 a.m. Eastern Time on Thursday, October 28, 2004, to discuss these financial results. Investors may access the webcast on the Company’s website at www.cfsloans.com by clicking on “Investor Relations”, or at www.fulldisclosure.com. Listeners should allow extra time before the webcast begins to register for the webcast and download any necessary audio software. The conference call also may be accessed by telephone by dialing 800-561-2813 (international callers dial 617-614-3529) and using the passcode 56137899.

A replay of the webcast will be available approximately 2 hours after the completion of the call and will be accessible on the Company’s investor relations website. A telephone replay will be available by dialing 888-286-8010 (international callers dial 617-801-6888) and using the passcode 62333363.

About Collegiate Funding Services
 Collegiate Funding Services is a leading education finance company dedicated to providing students and their families with the practical advice and loan solutions they need to help pay for and manage the cost of higher education. Collegiate Funding Services also offers a comprehensive portfolio of education loan products and services – including loan origination, loan servicing, and campus-based, scholarship and affinity marketing tools – to the higher education community. Since 1998, Collegiate Funding Services has facilitated the origination of over $16 billion in education loans, and currently manages $10 billion in student loans for more than 400,000 borrowers. For additional information, visit www.cfsloans.com or call 1-888-423-7562.

Forward Looking Statements
 This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenue or performance, future loan originations, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon the Company’s current expectations and various assumptions. The Company’s expectations, beliefs and projections are expressed in good faith, and the Company’s believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will be achieved.

There are a number of risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements contained in this release. Important factors that could cause the Company’s actual results to differ materially from the forward-looking statements the Company makes in this release are set forth in Exhibit 99.1 to the Form 10-Q for the quarter ended June 30, 2004. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf apply only as of the date of this release and are expressly qualified in their entirety by the cautionary statements included in this release. The Company undertakes no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events unless the Company has an obligation to do so under the federal securities laws. With respect to forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Investor Contact:	Media Contact:
Edward Nebb Euro RSCG Magnet Tel: (212) 367-6848 Cell: (203) 807-1266 ed.nebb@eurorscg.com	Heather Gartman Zeno Group Tel: (202) 366-7969 Cell: (301) 651-7107 heather.gartman@zenogroup.com

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COLLEGIATE FUNDING SERVICES, INC.

(dollars in thousands, except per share data)
(unaudited)

Condensed Statements of Income	For the three months ended		For the nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Net revenue
Interest income	$36,738	$16,520	$94,796	$40,675
Interest expense	20,242	9,782	48,838	28,910

Net interest income	16,496	6,738	45,958	11,765
Provision for loan losses	726	904	186	1,103

Net interest income after provision for loan losses	15,770	5,834	45,772	10,662
Fee income	43,310	23,462	86,059	66,471

Net revenue	59,080	29,296	131,831	77,133

Expenses
Salaries and related benefits	17,423	13,684	47,576	39,998
Marketing and mailing costs	17,501	6,752	34,813	17,171
Other selling, general and administrative expenses	9,712	7,348	25,036	20,875
Swap interest	643	1,027	4,248	2,219
Derivative and investment mark-to-market (income) expense	245	(948)	(5,869)	1,964

Total expenses	45,524	27,863	105,804	82,227

Income (loss) before income tax provision (benefit) and accretion of dividends on preferred stock	13,556	1,433	26,027	(5,094)
Income tax provision (benefit)	5,405	202	10,314	(718)

Income (loss) before accretion of dividends	8,151	1,231	15,713	(4,376)
Accretion of dividends on preferred stock	507	1,617	4,815	4,295

Net income (loss)	$7,644	$(386)	$10,898	$(8,671)

Earnings (loss) per common share, basic	$0.26	$(0.02)	$0.46	$(0.61)

Earnings (loss) per common share, diluted	$0.25	$(0.02)	$0.43	$(0.61)

Weighted average common share outstanding, basic	28,859,499	15,522,438	23,686,464	14,117,586

Weighted average common share outstanding, diluted	30,710,055	15,522,438	25,538,837	14,117,586

Condensed Balance Sheets	September 30,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$2,409	$14,436
Restricted cash	104,271	105,355
Student loans, net of allowance of $4,192 and $4,136, respectively	4,075,050	2,856,428
Goodwill	189,309	160,705
Other assets	99,868	55,358

Total assets	$4,470,907	$3,192,282

Liabilities, preferred stock of consolidated subsidiary and stockholders’ equity
Liabilities
Asset-backed notes and lines of credit	$4,224,265	$3,000,866
Other debt obligations, net	26,826	40,531
Other liabilities	46,312	36,558

Total liabilities	4,297,403	3,077,955
Preferred stock of consolidated subsidiary	—	89,136
Stockholders’ equity	173,504	25,191

Total liabilities, preferred stock of consolidated subsidiary and stockholders’ equity	$4,470,907	$3,192,282

Other Data	For the three months ended		For the nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Originations:
FFELP loans retained	$417,743	$627,360	$1,347,869	$1,109,907
FFELP loans sold	572,319	391,864	1,274,253	1,392,561
Private loans sold	198,290	91,569	297,965	153,971

Total volume	$1,188,352	$1,110,793	$2,920,087	$2,656,439

Average student loans	$3,923,198	$1,780,749	$3,556,619	$1,378,836
Average asset-backed notes and lines of credit	4,103,620	1,975,113	3,742,702	1,741,875
Student loans serviced (at end of period)*	10,253,562	7,888,805	10,253,562	7,888,805

*	Collegiate Funding Services acquired its servicing operations in April 2003.